Exhibit 99.1

                       GLIMCHER REALTY TRUST DECLARES
               DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

     Columbus, Ohio, March 9, 1999 -- The Board of Trustees of Glimcher Realty Trust ("Glimcher") (NYSE: GRT) today declared a distribution of one Preferred Share Purchase Right on each outstanding share of Glimcher's common shares of beneficial interest..

     The distribution will be made on March 22, 1999, payable to shareholders of record on that date, and is not taxable to shareholders. The Rights will expire on March 9, 2009.

     Herbert Glimcher, Chairman and President of Glimcher, stated: "The Rights are designed to assure that all of Glimcher's shareholders receive fair and equal treatment in the event of any proposed takeover of Glimcher and to guard against abusive tactics to gain control of Glimcher without paying all shareholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment."

     The Rights are intended to enable all of Glimcher's shareholders to realize the long-term value of their investment in Glimcher. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire Glimcher to negotiate with the Board prior to attempting a takeover.

     The Rights will be exercisable only if a person or group acquires 15% or more of Glimcher's common shares of beneficial interest or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common shares. In the event the Rights become exercisable, proper provision will be made by Glimcher (A) to provide each holder of preferred shares of beneficial interest, if any, which are convertible into Glimcher's common shares and entitled to receive Rights, with such number of Rights as would have been issued to such holder had such holder converted its preferred shares into Glimcher's common shares prior to the date on which the Rights became exercisable and (B) to provide each holder of partnership units of Glimcher Properties Limited Partnership, a Delaware limited partnership, which units are exchangeable for Glimcher's common shares and entitled to receive Rights, with such number of Rights as would have been issued to such holder had such holder exchanged its partnership units for Glimcher's common shares prior to the date on which the Rights became exercisable.

     Each Right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred shares at an exercise price of $55.00.

     If a person or group acquires 15% or more of Glimcher's outstanding common shares, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Glimcher's common shares having a market value of twice such price. In addition, if Glimcher is acquired in a merger or other business combination transaction after a person has acquired 15% or more of Glimcher's outstanding common shares, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

     Prior to the acquisition by a person or group of beneficial ownership of 15% or more of Glimcher's common shares, the Rights are redeemable for one cent per Right at the option of Glimcher's Board of Trustees.

     The Board of Trustees is also authorized to reduce the 15% thresholds referred to above to not less than 10%.

About the Company

     Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls, community shopping centers and value megamalls. Including all acquisitions completed through September 30, 1998, Glimcher owns or has a joint-venture interest in a total of 124 operating properties located in 27 states, aggregating 30.3 million square feet of gross leasable area.

Forward-Looking Statements

     This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases and financial stability of tenants within the retail industry, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

     For more information about Glimcher Realty Trust toll-free via fax, dial 1-800-PRO-INFO (or 1-800-776-4636), follow the voice menu prompts and enter the company code "GRT" (or 478) on any touch tone phone.

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